EXHIBIT 99.1

JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13D, dated December 8, 2017 (the “Schedule 13D”), with respect to the ordinary shares, par value $0.00375 per share, of UTStarcom Holdings Corp. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 8th day of December, 2017.

TONGHAO (CAYMAN) LIMITED

By:	/s/ Jie Deng
Name:	Jie Deng
Title:	Director

TONGHAO INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

By:	/s/ Jie Deng
Name:	Jie Deng
Title:	Director

TONGDING GROUP CO., LTD.

By:	/s/ Shen Xiaoping
Name:	Shen Xiaoping
Title:	Legal Representative

HANGZHOU XINGQIONG INVESTMENT LLP

By:	/s/ Chen Xiaoliang
Name:	Chen Xiaoliang
Title:	Authorized Representative

SHANGHAI YUJING INVESTMENT CENTER (LIMITED PARTNERSHIP)

By:	/s/ Wang Hongyu
Name:	Wang Hongyu
Title:	Representative

RUICUN CAPITAL CO., LTD.

By:	/s/ Jie Deng
Name:	Jie Deng
Title:	Chairman

QIAO ZHONGXING

By:	/s/ Qiao Zhongxing
Name:	Qiao Zhongxing